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                                                                 EXHIBIT 11.2

                        COMPUTATION OF EARNINGS PER SHARE
                                    UNAUDITED

                           DILUTED EARNINGS PER SHARE






                                                                       Three Months Ended
                                                                         September 30,
                                                        -----------------------------------------------
                                                                2000                          1999
                                                                ----                          ----
Net income (loss)--numerator                             $          (2,342,488)       $        262,775
                                                         ---------------------        ----------------

Basic weighted average shares outstanding                           26,252,879              26,375,095

Plus incremental shares from assumed conversions(1)                         --               1,349,040
                                                         ---------------------        ----------------

Number of shares for computation of diluted net
income (loss) per share--denominator                                26,252,879              27,724,135
                                                         ---------------------        ----------------

Diluted net income (loss) per share                      $               (0.09)       $           0.01
                                                         =====================        ================


                                                                          Nine Months Ended
                                                                            September 30,
                                                         -------------------------------------------------
                                                                  2000                         1999
                                                                  ----                         ----
Net income (loss)--numerator                             $          (4,794,667)       $      5,378,540
                                                         ---------------------        ----------------

Basic weighted average shares outstanding                           26,312,012              26,403,061

Plus incremental shares from assumed conversions(1)                         --               1,356,373
                                                         ---------------------        ----------------

Number of shares for computation of diluted net
income (loss) per share                                             26,312,012              27,759,434
                                                         ---------------------        ----------------


Diluted net income (loss) per share                      $               (0.18)       $           0.19
                                                         =====================        ================

(1) The diluted share base for the three and nine month periods ended September 30, 2000 exclude incremental shares of 2,246,612 and 2,288,778, respectively, related to employee and non-employee stock options. These shares are excluded due to their antidilutive effect as a result of the Company's net losses incurred during 2000.